FOR IMMEDIATE RELEASE

June 29, 2012

Contact:  Susan M. Jordan

                 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW CHIEF FINANCIAL OFFICER

FREEHOLD, N.J., June 29, 2012…….Monmouth Real Estate Investment Corporation (NYSE: MNR) (the “Company”), today announced that Kevin S. Miller has been appointed by the board of directors to serve as Chief Financial Officer, effective July 2, 2012.  Mr. Miller has been serving as the Company’s Chief Accounting Officer since May 7, 2012, and will continue as Chief Accounting Officer in addition to his new responsibilities.  Prior to joining the Company, Mr. Miller served as Assistant Controller and Assistant Vice-President of Forest City Ratner Companies, a wholly-owned subsidiary of a publicly-held company, Forest City Enterprises, Inc., for seven years and as an Audit Manager for twelve years at PKF O'Connor Davies, A Division of O'Connor Davies LLP.

Anna T. Chew, who had been serving as the Company’s interim Chief Financial Officer, will continue to serve as the Company’s Treasurer.  Ms. Chew also serves as Vice President and Chief Financial Officer of UMH Properties, Inc., an affiliate of the Company.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company’s portfolio consists of seventy industrial properties and one shopping center located in twenty-five states. In addition, the Company owns a portfolio of REIT securities.

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